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                                                                   EXHIBIT 10.22


                                 ADVOCARE, INC.
                        PROVIDER PARTICIPATION AGREEMENT


        THIS AGREEMENT, effective this ____ day of _________________, 1995, is by and between Green Spring Health Services, Inc., AdvoCare, Inc., a subsidiary of Green Spring Health Services, Inc., (hereinafter collectively referred to as "AdvoCare"), and THE TENNESSEE MENTAL HEALTH COOPERATIVE, INC. (hereinafter referred to as "TMHC"), a subsidiary of PMR, Inc.

   WHEREAS, TMHC operates programs known as the Nashville/Davidson County Mental Health Cooperative and Case Management, Inc., which provide case management, mental health, and/or chemical dependency treatment services; and

   WHEREAS, AdvoCare desires to engage TMHC to provide such services to individuals covered by Benefit Plans sponsored or issued by Payors, as defined in this Agreement.

   NOW THEREFORE, for and in consideration or the premises, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1

                                   DEFINITIONS

BENEFIT PLAN: The TennCare Health Benefit Program which contains the terms and conditions of an Enrollee's coverage.

COPAYMENT: The amount which may be charged to Enrollees at the time services are rendered in accordance with the terms of the Benefit Plan and which are in addition to payments made by Payor to TMHC for such services.

CUSTOMARY CHARGE: The usual, reasonable and customary fees charged by a Participating Provider which do not exceed the fees the Participating Provider would charge any other person, regardless of whether the person is an Enrollee.

DEDUCTIBLE: The annual amount which may be charged to Enrollees for Mental Health Services and which Enrollees may be required to pay in accordance with the terms of the Benefit Plan.

EMERGENCY: The sudden and unexpected onset of a mental health emergency or severe symptoms of sufficient severity that the absence of immediate mental health intervention within twenty-four (24) hours could reasonably be expected to cause physical harm to the life and safety of the Enrollee and/or others. Emergency services may be rendered without prior authorization.



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ADVOCARE POLICIES AND PROCEDURES. All AdvoCare standards, policies, procedures, definitions, criteria, and guidelines as stated in AdvoCare handbooks, manuals, and other documents, as amended from time to time by AdvoCare.

MENTAL HEALTH SERVICES: The case management, mental health and/or chemical dependency treatment services and supplies set forth in Enrollee's Benefit Plan.

MEDICALLY NECESSARY MENTAL HEALTH SERVICES: Mental health services including professional services and supplies rendered by a Provider to identify or treat a mental illness that has been diagnosed or is suspected, and which are: (a) consistent with (i) the efficient diagnosis and treatment of a condition; and
(ii) standards of good medical practice; (b) required for other than convenience; (c) the most appropriate supply or level of service; (d) unable to be provided in a more cost-effective and efficient manner; (c) unable to be provided at a facility providing a less intensive level of care; and (f) other criteria for assessment and placement jointly agreed to by AdvoCare and TMHC.

ENROLLEE: Any individual eligible for the TennCare Mental Health Benefit Program which has enrolled with a Managed Care Organization ("MCO") where such individual has been designated by the TennCare Bureau as assigned to AdvoCare or its parent corporation, Green Spring Health Services, Inc., for the provision of mental health and/or substance abuse treatment services.

PARTICIPATING PROVIDER: An organization duly licensed and qualified in the state where Mental Health Services are provided under this agreement who satisfies AdvoCare credentialing requirements, including Provider that has a Participation Agreement in effect with AdvoCare to provide Mental Health Services to Enrollees.

PAYOR: Bureau of TennCare, Tennessee Department of Mental Health and Mental Retardation (TDMHMR), or other entity which has financial responsibility for payment of Mental Health Services rendered to Enrollees.

                                   SECTION 2

                                 DUTIES OF TMHC

     SECTION 2.1 PROVISION OF MENTAL HEALTH SERVICES. TMHC agrees to provide Medically Necessary Mental Health Services to each Enrollee in a timely, prompt and efficient manner consistent with the standard of practice of the community in which TMHC render Mental Health Services. Such services will be provided in accordance with the Operating Policies and Procedures set forth in Exhibit A hereto. Operating Policies and Procedures, Exhibit A,



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may be amended, subject to section 12.1. TMHC warrants that the services to be provided will be provided within the scope of the TMHC providers' professional practice.

          SECTION 2.1.1 TMHC agree not to delegate any professional duties other than contracting for physician services to any party or facility without the approval of AdvoCare.

          SECTION 2.1.2 TMHC shall be bound by AdvoCare Policies and Procedures. Failure to comply with AdvoCare policies and procedures may result in loss of reimbursement to THMC and/or termination of this Agreement. TMHC acknowledges that full acceptance of this Agreement by AdvoCare is contingent upon TMHC fully satisfying AdvoCare's credentialing standards.

     SECTION 2.2 AUTHORIZATION AND NOTIFICATION REQUIREMENTS. All Mental Health Services provided to Enrollees by TMHC must be authorized by AdvoCare as specified in Exhibit B prior to or in the case of an Emergency, at the time of rendering services. Failure to obtain authorization from AdvoCare in accordance with these requirements, may result in the loss of reimbursement and/or termination of this Agreement. AdvoCare's utilization management procedures shall not diminish the obligation of TMHC to render Mental Health Services consistent with the applicable standard of care.

     SECTION 2.3 COMPLIANCE WITH CIVIL RIGHTS LAWS. TMHC agrees not to discriminate or differentiate in the treatment of any individual based on sex, marital status, age, race, color, religion, physical or mental handicap or otherwise, including by reason of the fact that the individual is an Enrollee of TennCare. TMHC agrees to ensure that mental health and substance abuse treatment services are rendered to Enrollees in the same manner, and in accordance with the same standards and with the same availability, as offered to any other individual customarily receiving services from TMHC.

TMHC may not refuse to provide medically necessary or covered preventative services to a TennCare enrollee for non-medical reasons, including but not limited to, failure to pay application deductibles, copayments and/or special fees.

     SECTION 2.4 UTILIZATION MANAGEMENT, QUALITY ASSURANCE, PEER REVIEW AND GRIEVANCE PROCEDURES. TMHC agrees to cooperate and participate with all utilization management, quality assurance, peer review and grievance procedures, or other similar programs established by AdvoCare in the AdvoCare Provider Reference Manual or by Payor. TMHC agrees to he bound by any final determination of AdvoCare and/or Payor as it relates to any Enrollee receiving Mental Health Services from TMHC under this Agreement. AdvoCare's utilization management procedures shall not diminish the obligation of TMHC to render Mental Health Services consistent with the applicable Standard of care.

     SECTION 2.5 VERIFICATION AND COLLECTION OF CHARGES FROM ENROLLEES. TMHC shall verify the status of any Enrollee's eligibility for Mental Health Services by contacting Payor or AdvoCare. Non-covered services are not eligible for payment by Payor or AdvoCare. TMHC shall not be



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paid by Payor, AdvoCare or Enrollee for Mental Health Services that are deemed not medically necessary by AdvoCare including other criteria for assessment and placement jointly agreed to by AdvoCare and TMHC.

          SECTION 2.5.1 HOLD HARMLESS PROVISION. TMHC agrees that in no event, including but not limited to non-payment by AdvoCare or Payor, insolvency or breach of this Agreement, shall TMHC, its contractors or employees bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Enrollees or any other persons other than AdvoCare or its parent company Green Spring Health Services or ally such Payor contracting with AdvoCare or its parent company Green Spring Health Services, for services provided pursuant to this Agreement. This provision shall not prohibit collection of any applicable copayments or deductibles billed in accordance with the Benefit Plans of Enrollees. TMHC further agrees that: this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Enrollee; and this provision supersedes any oral or written contrary agreement Now existing or hereafter entered into between TMHC and Enrollee, or persons acting on their behalf, and any modifications, additions, or deletions to this provision shall become effective on a date no earlier then that specified by the Insurance Commissioner of the state in which services are rendered.

     SECTION 2.6 COORDINATION OF BENEFITS. TMHC shall be paid in accordance with the Payor's coordination of benefits rules. TMHC shall make all reasonable efforts to ascertain whether other coverages exist for Enrollees to whom TMHC renders Mental Health services, and shall notify AdvoCare of any such other coverages.

     SECTION 2.7 REPORTING REQUIREMENTS. TMHC agrees that it will submit all data and other reports in a timely manner as specified by AdvoCare Policies and Procedures for reporting including Exhibit A. TMHC agrees to comply with the State of Tennessee reporting requirements specified on pages 48-49 requirement 3.12.2-3.12.6 of the Contract between the State of Tennessee and the Behavioral Health Organizations approved and participating in the TennCare Partners Program, November 20, 1995 (work in progress).

     SECTION 2.8 CLAIMS PROCESSING. When the method of payment is fee for service, TMHC agrees that it will submit all itemized claims for reimbursement no later than sixty (60) days from the date services are rendered. In the event Electronic Claims Filing ("ECF") is required by Payor, TMHC agrees that it will submit claims through a clearinghouse designated by AdvoCare.

                                   SECTION 3

                              COMPENSATION TO TMHC



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     SECTION 3.1 COMPENSATION TO TMHC. TMHC accepts payment from Payor for
Mental Health Services provided to Enrollees under this Agreement as payment in full for such services. TMHC agrees that such payment shall be made in accordance with the schedule set forth as Exhibit B or amended payment schedule subject to Section 12.1. Payment will be made within 30 days of proper submission of a clean claim for services billed on a fee for service basis.

                                   SECTION 4

                          RELATIONSHIP BETWEEN PARTIES

     SECTION 4.1 INDEPENDENT CONTRACTOR. The relationship between AdvoCare and TMHC is solely that of independent contractors and nothing in this Agreement or otherwise shall be construed or deemed to create any other relationship, including one of employment, agency or joint venture. TMHC shall maintain social security, workers' compensation, employer's liability insurance, and all other employee benefits covering TMHC's employees as required by law.

                                   SECTION 5

                      INDEMNIFICATION; LIABILITY INSURANCE

     SECTION 5.1 INDEMNIFICATION; LIABILITY INSURANCE. AdvoCare will indemnify and hold harmless TMHC and PMR, its successors and assigns, officers and directors, employees, agents, affiliates and subsidiaries, from any and all claims, demands, damages, judgments, liabilities and expenses, including but not limited to reasonable attorney fees, that arise directly or indirectly from (i) any negligent, reckless or willful acts or omissions of AdvoCare, its agents and/or employees; or (ii) any failure of AdvoCare to perform its obligations under this Agreement.

TMHC will indemnify and hold harmless TennCare, Green Spring and AdvoCare, its successors and assigns, officers and directors, employees, agents, affiliates and subsidiaries, from any and all claims, demands, damages, judgments, liabilities and expenses, including but not limited to reasonable attorney fees, that arise directly or indirectly from (i) any negligent, reckless or willful acts or omissions of TMHC, its agents and/or employees; or (ii) any failure of TMHC to perform its obligations under this Agreement.

     SECTION 5.2 TMHC LIABILITY INSURANCE. TMHC shall procure and maintain, at TMHC's sole expense: (1) professional liability insurance in the amount of at least One Million Dollars ($1,000,000) per occurrence and One Million Dollars ($1,000,000) in the aggregate and (2) comprehensive general and/or umbrella liability insurance. TMHC medical malpractice insurance shall he either occurrence or claims-made. If the insurance policy is claims-made, TMHC shall be required to furnish and maintain an extended period reporting endorsement ("tail policy") under such terms and conditions as may be reasonably required by AdvoCare. Prior to



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or within 90 days following execution of this Agreement and at each policy renewal thereafter, TMHC shall submit to AdvoCare in writing evidence of insurance coverage.

TMHC shall notify AdvoCare in writing, within 10 days of (a) any changes in carrier, termination of, renewal of or any material changes in TMHC's liability insurance, including reduction of limits, erosion of aggregate, changes in retention or non-payment of premium, (b) any settlement, judgment or other disposition of any malpractice or similar claim against TMHC.

                                   SECTION 6

                  LAWS, REGULATIONS, LICENSES AND ACCREDITATION

     SECTION 6.1 LAWS, REGULATIONS, LICENSES AND ACCREDITATION. TMHC shall comply with all applicable federal and state laws including but not limited to requirements for licensure and certification, requirements to maintain the facilities of TMHC and requirements concerning maintenance and disclosure of records. TMHC shall notify AdvoCare in writing, within 10 days of (a) any suspension, revocation, condition, limitation, qualification or other restriction, or upon initiation of any action which could reasonably lead to such restriction on a license held by TMHC and/or certification in any state in which TMHC is authorized to provide Mental Health care services; (b) any suspension, revocation or restriction of staff privileges at any licensed hospital or other facility at which a TMHC provider has staff privileges and (c) on all annual basis, any charges of malpractice or professional misconduct brought against TMHC.

                                   SECTION 7

               PUBLIC RELATIONS: NAME, SYMBOLS, AND SERVICE MARKS

     SECTION 7.1 RIGHTS OF TMHC, ADVOCARE AND PAYOR. TMHC agrees that AdvoCare and/or Payor with whom AdvoCare has contracted, may use TMHC's name, address, telephone number and description of services in any promotional activities. TMHC further agrees to Cooperate and participate in all reasonable promotional activities undertaken by AdvoCare. Otherwise, TMHC and AdvoCare shall not use each other's name, symbol or service mark without prior written approval of the other party.

        AdvoCare agrees that TMHC may use AdvoCare's name, address, telephone number and description of services in any promotional activities. AdvoCare further agrees to cooperate and participate in all reasonable promotional activities undertaken by TMHC. Otherwise, AdvoCare and TMHC shall not use each other's name, symbol or service mark without prior written approval of the other party.



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                                   SECTION 8

                                BOOKS AND RECORDS

     SECTION 8.1 ACCESS TO AND RECORDS OF BOOK AND RECORDS. TMHC agrees that it will maintain patient records (including but not limited to such records that are necessary for (the evaluation of the quality, appropriateness and timeliness of services performed), in accordance with AdvoCare procedures and to maintain financial records in accordance with generally accepted accounting principles. TMHC agrees that AdvoCare, TennCare, the Tennessee Bureau of' Investigation Medicaid Fraud Unit, the U.S. Department of Health & Human Services and the Office of the Inspector General, whether announced or unannounced, shall have access to all information and records or copies of records, free of charge related to Mental Health Services rendered by TMHC under this Agreement. Upon request TMHC members will assist in such reviews. Unless otherwise required by applicable statutes or regulations, AdvoCare shall have access to such books and records during the term of this Agreement and for five (5) years following its termination. Such information shall be retained beyond this point if the records are under review or audit. Prior approval for the disposition of records must be requested from AdvoCare if this Agreement is continuous.

     SECTION 8.2 CONFIDENTIALITY OF RECORDS. AdvoCare and TMHC agree to maintain the confidentiality of all information regarding Mental Health Services provided to Enrollees under this Agreement in accordance with any applicable statutes and regulations. TMHC acknowledges that in receiving, storing, processing, or otherwise dealing with information from AdvoCare or Payor about Enrollees, it is fully bound by federal and state statutes governing confidentiality of medical records, mental health records and/or alcohol and drug abuse patient records.

     SECTION 8.3 PATIENT ACCESS TO RECORDS. Enrollees and their representatives shall be given access to the enrollee's medical records to the extent and in the manner provided by state and federal law. They will also be given copies of such records, subject to reasonable charges.

                                   SECTION 9

              CONFIDENTIALITY OF ADVOCARE'S PROPRIETARY INFORMATION

     SECTION 9.1 CONFIDENTIALITY OF PROPRIETARY INFORMATION. TMHC specifically agrees to keep confidential and not to disclose to others any and all business, financial, credentialing, utilization review, quality assurance, protocols or procedures, manual or other information marked or otherwise designated "Confidential" or "Proprietary" and made available to it by AdvoCare ("Confidential Information"). Upon request (of AdvoCare, or in the event of termination of this Agreement, TMHC shall promptly return all such Confidential Information to AdvoCare. TMHC agrees not to use any such Confidential Information of AdvoCare except in conjunction with the



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purposes of this Agreement. The terms of this Section shall survive termination of this Agreement.

AdvoCare specifically agrees to keep confidential and not to disclose to others including any entity controlling, controlled by, or under common control with AdvoCare any and all business, financial, credentialing, utilization review, quality assurance, protocols or procedures, manual or other information marked or otherwise designated "Confidential" or "Proprietary" and made available to it by TMHC ("Confidential Information"). Upon request of TMHC, or in the event of termination of this Agreement, AdvoCare shall promptly return all such Confidential Information to TMHC. AdvoCare agrees not to use any such Confidential Information of TMHC except in conjunction with the purposes of this Agreement. The terms of this Section shall survive termination of this Agreement.

                                   SECTION 10

                             RESOLUTION OF DISPUTES

     SECTION 10.1 RESOLUTION OF DISPUTES. In the event that a dispute between AdvoCare and TMHC arises out of or is related to this Agreement, the parties to the dispute agree to negotiate in good faith to attempt to resolve the dispute. In the event the dispute is not resolved within 30 days of the date one party sent written notice of the dispute to the other party, and if any party wishes to pursue the dispute, it shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, in no event may arbitration be initiated more than one year following the sending of written notice of the dispute. Any arbitration proceeding under this Agreement shall be conducted in the State where Mental Health Services are provided under this Agreement. Legal fees and costs incurred by each party will be borne by them. The arbitrators shall have no authority to award any punitive or exemplary damages, or to vary or ignore the terms of this Agreement, and shall be bound by controlling law. If the dispute pertains to a matter which is generally administered in accordance with AdvoCare's procedures involving, for example, credentialing or quality assurance, the procedures set forth by AdvoCare must be fully exhausted by TMHC before TMHC may invoke its right to arbitration under this Section. TMHC acknowledges that the recommendation and determination of whether Mental Health Services are Medically Necessary shall be made in accordance with AdvoCare's policies and procedures including other criteria for assessment and placement jointly agreed to by AdvoCare and TMHC.

                                   SECTION 11

                              TERM AND TERMINATION

     SECTION 11.1 TERM. The term of this Agreement shall commence on the Effective Date and it shall remain in effect until terminated.



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     SECTION 11.2 TERMINATION OF AGREEMENT WITHOUT CAUSE. Either party may terminate this Agreement without cause upon ninety (90) days prior written notice of termination to the other party.

     SECTION 11.3 TERMINATION WITH CAUSE. AdvoCare shall have the right to terminate this Agreement immediately by giving written notice to TMHC upon the occurrence of any of the following events: (a) Termination of AdvoCare's obligation to obtain mental health/substance abuse treatment services on behalf of the Payor with which it has contracted; (b) Restriction, suspension or revocation of a TMHC provider's license or certification; (c) TMHC's loss of or failure to maintain any liability insurance, as required under this Agreement;
(d) AdvoCare's failure to make payment when due subject to a 15-day right to cure; (e) TMHC's exclusion from participation in any third party payor programs;
(f) TMHC's breach of any of the terms or obligations of this Agreement subject to a 30-day right to cure; (g) TMHC's bankruptcy or insolvency; (h) Submission of false or misleading billing information by TMHC.

        TMHC shall have the right to terminate this Agreement immediately by giving written notice to TMHC upon the occurrence of any of the following events: (a) AdvoCare's loss of or failure to maintain any liability insurance, as required under this Agreement; (b) AdvoCare's exclusion from participation in any third party payor programs; (c) AdvoCare's bankruptcy or insolvency.

     SECTION 11.4 CONTINUATION OF SERVICES AFTER TERMINATION. Upon request of AdvoCare, TMHC shall continue to provide Medically Necessary Mental Health Services to Enrollees who are receiving such services from TMHC as of the date of termination of this Agreement. Said services shall be in accordance with this Agreement until the Enrollee has been transitioned by AdvoCare to another Participating Provider, except that AdvoCare or Payor shall pay TMHC for such services at TMHC's Customary Charges.

     SECTION 11.5 INFORMATION TO ENROLLEES. TMHC acknowledges the right of AdvoCare to inform Enrollees of TMHC's termination.

                                   SECTION 12

                                  MISCELLANEOUS

     SECTION 12.1 AMENDMENT. This Agreement may be amended at any time by the mutual written agreement of the parties. In addition, either party may amend this Agreement upon thirty (30) days advance written notice to the other party. If the other party does not provide a written objection to the first party within thirty (30) days, the amendment shall go into effect.



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     SECTION 12.2 REGULATORY AMENDMENT. AdvoCare or TMHC may amend this
Agreement to comply with applicable statutes and regulations, and shall give written notice to the other party of such amendment and its effective date. Such amendment will not require thirty (30) days advance written notice.

     SECTION 12.3 ASSIGNMENT. AdvoCare may assign all or any of its rights and responsibilities under this Agreement to any entity controlling, controlled by, or under common control with AdvoCare. If TMHC objects to this assignment, it may terminate this Agreement by providing 45 days notice to AdvoCare. TMHC may not assign any of its rights and responsibilities under this Agreement to any person or entity without the prior written consent of AdvoCare, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, TMHC may assign its rights and obligations under this Agreement to thc Nashville/Davidson County Mental Health Cooperative or to Case Management, Inc. with no prior consent of AdvoCare. TMHC acknowledges that persons and entities under contract with AdvoCare may perform certain administrative services under this Agreement.

     SECTION 12.4 ENTIRE AGREEMENT. This Agreement, the Operating Policies and Procedures attached as Exhibit A and any other exhibits attached hereto constitute the entire agreement between the parties and supersedes or replaces any prior agreements between the parties, whether oral or written, relating to its subject matter.

     SECTION 12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state where Mental Health Services are provided under this Agreement.

     SECTION 12.6 COMPLIANCE WITH APPLICABLE LAW. The parties agree to recognize and abide by all State and federal laws, regulations and guidelines applicable to the Benefit Plan.

     SECTION 12.7 CHANGES IN LAW. This Agreement incorporates by reference all applicable federal and state laws or regulations and revisions of such laws or regulations shall automatically be incorporated into the Agreement as they become effective. In the event that changes in the Agreement as a result of revisions of applicable federal or state law materially affect the position of either party, AdvoCare and TMHC agree to negotiate such further amendments as may be necessary to correct any inequities.

     SECTION 12.8 NOTICES. Any notice, request., demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by express Mail courier service, postage prepaid, as follows:

If to AdvoCare:                                    If to The TMHC, Inc.:


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Director of Network Development                    _____________________________
AdvoCare, Inc.                                     _____________________________
5565 Sterrett Place                                _____________________________
Suite 500                                          _____________________________
Columbia, Maryland  21044                          _____________________________

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered in case of personal delivery or express mail delivery and three (3) calendar days after being mailed, if sent by registered or certified mail.

     SECTION 12.9 EQUAL OPPORTUNITY. TMHC shall support Affirmative Action as it relates to providing employment opportunity for minority groups and women. Utilization of TMHC is predicated upon its full compliance with AdvoCare's Equal Employment Opportunity Policy.

     SECTION 12.10 OTHER TENNCARE PARTNERS CONTRACTING REQUIREMENTS. TMHC and AdvoCare mutually agree that this agreement can be amended immediately for purposes of complying with State of Tennessee requirements for contracting specified on pages 41-46, requirement 3.9.2 of the Contract between the State of Tennessee and the Behavioral Health Organizations approved and participating in the TennCare Partners Program, November 20, 1995 (work in progress).

THIS AGREEMENT CONTAINS A BINDING ARRITRATION PROVISION THAT
MAY BE ENFORCED BY THE PARTIES.



                               [Signatures follow]


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ADVOCARE, INC.


By          /s/ Joyce N. Fitch
            -------------------------
Print Name  Joyce N. Fitch

Print Title Secretary

Date           November 29, 1995


GREEN SPRING HEALTH SERVICES, INC.


By          /s/ Joyce N. Fitch
            -------------------------
Print Name  Joyce N. Fitch

Print Title Secretary

Date        November 29, 1995


THE TENNESSEE MENTAL HEALTH COOPERATIVE


By          /s/ Pam Womack
            -------------------------
Print Name  Pam Womack

Print Title President TMHC

Date        December 1, 1995



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                               [EXHIBITS EXCLUDED]